Exhibit 99.6

2/20/2018 FAQs Announcement of Albertsons Companies & Rite Aid Merger Agreement

Q1. What is being announced today?

Today, Albertsons Companies, Inc., one of the nation’s largest grocery retailers, and Rite Aid Corporation, one of the nation’s leading drugstore chains, announced a definitive merger agreement under which privately held Albertsons Companies will merge with publicly traded Rite Aid.

The integrated company will operate approximately 4,900 locations, 4,300 pharmacy counters, and 300 clinics across 38 states and Washington, D.C. Most Albertsons Companies pharmacies will be rebranded as Rite Aid, and the company will continue to operate Rite Aid stand-alone pharmacies.

Q2. Who is Albertsons Companies?

Albertsons Companies is one of the nation’s largest food and drug retailers in the United States, with both a strong local and national presence, serving 34 million customers each week.

With annual sales of $60 billion, including $11 billion in private label sales, Albertsons Companies operates more than 2,300 stores across 35 states and the District of Columbia under 20 well-known banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw’s, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen and Carrs, as well as meal kit company Plated based in New York City.

Q3. Why did Rite Aid decide to merge with Albertsons Companies?

This transaction is a transformative opportunity for Rite Aid. It takes us from being a strong regional pharmacy player and combines us with the number two grocer in the country to create the differentiated leader in food, health and wellness.

The combined platform positions Rite Aid to capitalize on our pharmacy expertise and will give us a significantly increased geographic presence, which will provide greater density, convenience and format choice for our customers.

It will also provide multiple new levers for growth, by bringing new customers, helping us transform the front-end of our stores, and providing access to new, attractive markets.

The combination will also solidify our financial profile, with strong cash flow generation to fund future investment in the business, more diversified revenue and profit streams, and substantial synergy opportunities.

Together, the increase in scale, new growth levers, and an enhanced financial profile, will create compelling value for our customers and our shareholders.

Q4. Why merge with Albertsons Companies now? Aren’t you in the middle of a transaction with WBA?

The healthcare marketplace is highly competitive and the landscape is changing faster than ever. We’ve made amazing progress in our journey to become a retail healthcare company that better meets our customers’ needs.

Over the past several months, Rite Aid has been working diligently as a team to provide an outstanding experience to our customers and patients while also identifying ways to build momentum as an organization.

The proposed combination with Albertsons Companies provides us with an excellent opportunity to be part of a leading food, health and wellness company with expanded capabilities to serve customers where, when and how they want to shop.

This announcement does not affect Rite Aid’s asset purchase agreement with Walgreens Boots Alliance. As of February 18, 2018, Rite Aid had sold 1,398 stores.  We expect all of the store sales to be completed before the close of the transaction.

Q5. What are the terms of the deal?

Under the terms of the agreement, for every 10 Rite Aid shares, Rite Aid shareholders will have the right to elect to receive either one share of Albertsons Companies stock plus $1.832 in cash or 1.079 shares of Albertsons Companies. If all Rite Aid shareholders elect to receive shares plus cash, former Rite Aid shareholders will own 28.0 percent of the combined company and former Albertsons Companies shareholders will own 72 percent. If all Rite Aid shareholders elect to receive solely Albertsons Companies shares, former Rite Aid shareholders will own 29.6 percent of the combined company and former Albertsons shareholders will own 70.4 percent.

Q6. When do you expect the deal to close?

The merger is expected to close in the second half of calendar 2018, subject to the approval of Rite Aid’s shareholders, regulatory approvals and other customary closing conditions.

Q7. Is there any reason why this deal wouldn’t happen, such as anti-trust issues?

We can’t speculate on the decisions of any regulatory agency, but both Rite Aid and Albertsons have had extensive consultation with anti-trust counsel, and based upon the market profiles of both companies, and the amount of pharmacy counters in the U.S., we do not believe the combination should cause regulatory concern.

Q8. Do you expect any store closures will be required to obtain clearance?

While we can’t speculate on the decisions of the FTC, we have reviewed the transaction carefully and believe our footprints are highly complementary. We will work closely with Albertsons Companies and the FTC throughout the review process.

Q9. Is there a termination fee for this transaction?

In general terms, there is a termination fee of $65 million payable by Rite Aid if there is a termination to enter into a superior transaction, as well as a $65 million termination fee payable by Albertsons if the transaction does not close for antitrust reasons.

Q10. Is this a good opportunity for Rite Aid shareholders?

We are confident that this is the right transaction for Rite Aid shareholders. The boards and management teams of both companies, in close consultation with our financial and legal advisors, have determined that this combination is a strong, value-enhancing combination that is expected to drive growth for the company and enable us to realize substantial cost synergies and revenue opportunities.

Q11. What will the combined company be called?

We are evaluating the name of the company and will announce it by transaction close. However, all individual brand names, including Rite Aid, our banners and Plated, will remain.

Q12. How did this deal come together?

We aren’t going to get into the details relating to the discussions at this time, but suffice it to say that we saw the rationale to be very compelling right from the start.  These details will be addressed in the merger proxy statement that will be made available to Rite Aid shareholders prior to the vote to approve the merger.

Leadership

Q13. Will John Standley continue to lead Rite Aid once the deal closes?

Following the close of the transaction, Rite Aid’s current Chairman and CEO John Standley will become CEO of the combined company, with current Albertsons Companies Chairman and CEO Bob Miller serving as Chairman.

Q14. Who will lead Rite Aid day-to-day once John assumes his new role?

Until the transaction closes, John remains Chairman and CEO of Rite Aid. It will be business as usual and the current leadership team will remain in place through the close of the transaction.

Q15.  What about the rest of the Rite Aid management team?

Rite Aid’s current leadership team will remain in place through the close of the transaction. Following the close, employment decisions will be made in due course, but we expect that the combined company’s management team will be comprised of executives from both companies.

Operations

Q16. Will Rite Aid still operate out of its Camp Hill headquarters?

Rite Aid will maintain its presence in Camp Hill, as the combined company will be dual headquartered in Boise, Idaho and in Pennsylvania. Our corporate associates will continue their work to support our stores and provide excellent care and service to our customers and patients.

Q17. What does this transaction mean for Rite Aid’s subsidiaries?

Rite Aid’s subsidiaries are included in the transaction, and upon completion of the merger, become a part of the combined company.

Q18. What does this mean for Rite Aid stores once the deal closes?

Upon completion of the merger, the integrated company will continue to operate Rite Aid stand-alone pharmacies.

Q19. Will stand-alone Rite Aid stores be rebranded as Albertsons?

Upon completion of the merger, the combined company will continue to operate Rite Aid stand-alone pharmacies as Rite Aid pharmacies. Additionally, most Albertsons Companies pharmacies will be rebranded as Rite Aid.

Q20. What does this mean for Rite Aid distribution centers?

Upon completion of the merger, the integrated company will work to bring the two supply chain networks together and leverage Albertsons’ extensive manufacturing capabilities across the Rite Aid business.

Rite Aid Associate Questions

Q21. What does this mean for me as a Rite Aid associate?

It’s important to keep in mind that today is the first step in a lengthy process. We are committed to communicating with you as we are able to as this transaction progresses.

Right now, we must continue being the talented, dedicated and results-oriented team that we’ve become. Most importantly, we must work together to effectively serve our customers, patients and communities, who have come to rely on us to meet their everyday health, wellness and shopping needs.

Q22. My store/DC is supposed to transition to Walgreens — will I still?

Today’s announcement has no effect on Rite Aid’s asset purchase agreement with Walgreens Boots Alliance. The Rite Aid stores and distribution centers involved in the asset purchase agreement will transfer to Walgreens as previously announced.

Q23. Would the company provide severance if my job were to be eliminated?

Yes, the company would develop a severance plan for affected associates should it be necessary.

Q24. What does this mean for Rite Aid associates represented by a union?

The collective bargaining agreements of Rite Aid’s subsidiaries remain in effect as Albertsons Companies and Rite Aid operate as independent companies.

Q25. Will Rite Aid still have its upcoming Annual Leadership meeting in March?

Yes. The Annual Leadership meeting is an important event in supporting our field and store leaders in creating a great experience for our customers and plans are well underway for next month’s meeting in Hershey. As always, this meeting provides direction for our field leaders as they return to their districts and lead their store teams in providing a consistently outstanding experience for their customers.

Q26. Does this have any effect on the field restructuring recently announced?

This announcement does not have any effect on our transition to our new district leader structure. The restructuring will continued as previously announced, going into effect Sunday, Feb. 25 and will help us deliver an outstanding experience for both associates and customers in the front end and the pharmacy.

Q27. What about my bonus?

Bonuses will be paid to eligible associates, provided the company meets the necessary performance metrics.

Q28. Will open positions be filled?

Open positions will be filled on a case-by-case basis, dependent on the needs of the business.

Q29. Will there be any promotions?

Promotions will be determined on a case-by-case basis, dependent on the needs of the business.

Q30. Will there be changes to my benefits?

We know how important these employer-sponsored plans are to our associates and we do not believe there will be near term changes to your employee benefits, your participation in one of our 401(k) plans or pension plans or other related benefits.

Q31. What will happen to my Rite Aid equity awards as a result of the merger?

In general, unvested equity awards will be converted to equivalent awards with respect to the combined company’s common stock by virtue of the merger. Any vested restricted stock will be converted like stock owned by a Rite Aid shareholder. You will receive more detail about your specific equity awards before the close of the merger transaction.

Miscellaneous

Q32. Will Rite Aid still be a publicly traded company?

Following the completion of the transaction, Rite Aid will be a part of the combined company that is expected to trade on the New York Stock Exchange.

Q33. Does this have any effect on your transaction with WBA?

Today’s announcement has no effect on Rite Aid’s asset purchase agreement with Walgreens Boots Alliance. As we announced earlier this month, as of February 18, 2018, Rite Aid had sold 1,398 stores to Walgreens Boots Alliance.  We have a closing condition in the merger agreement requiring that we receive at least $4.076 billion of proceeds from the asset sale as of the closing of the merger. We expect all of the store sales to be completed by the close of the transaction.

Q34. Does the TSA remain in effect?

Yes, we are committed to fulfilling our TSA commitment as stores and distribution centers transition to WBA as per the terms of our asset purchase agreement.

Q35. What will the integration process look like?

Over the coming weeks and months, management teams from Albertsons Companies and Rite Aid will work together closely to develop and execute the integration plan.

Q36. What will happen to Rite Aid private label products?

Today, Rite Aid private label products will continue to be available at Rite Aid stores. Following the completion of the merger, the combined company will work to leverage further opportunities for its private brand lines across formats to drive rapid growth in own brand penetration.

Q37. What about Rite Aid’s wellness+ customer loyalty program?

Our award—winning, highly popular wellness+ program will continue to be a part of Rite Aid’s ongoing business. Following the completion of the merger, we will get even closer to our customers by applying enhanced data analytics capabilities to a combined base of 25 million active loyalty program members, to drive traffic across the combined company, make real time personal connections with our customers, and create localized and personalized marketing and merchandising strategies driven by new customer insights.

Q38. What does this news mean for me today as a Rite Aid customer?

Taking care of customers and patients is a top priority. Today, customers can expect their Rite Aid stores to continue normal business operations as they prepare to become a part of Albertsons Companies. Rite Aid and Albertsons will work together to ensure a smooth transition as the companies integrate, working hard to maintain customer and patient trust every step of the way.

Important Notice Regarding Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the pending merger between Rite Aid Corporation (“Rite Aid”) and Albertsons Companies Inc. (“Albertsons Companies”) and the transactions contemplated thereby, and the parties perspectives and expectations, are forward looking statements.  Such statements include, but are not limited to, statements regarding the benefits of the proposed merger, integration plans and expected synergies, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, and the expected timing of the transactions contemplated by the merger agreement.  The words “expect,” “believe,” “estimate,” “intend,” “plan” and similar expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to various risks and uncertainties, assumptions (including assumptions about general economic, market, industry and operational factors), known or unknown, which could cause the actual results to vary materially from those indicated or anticipated.  Such risks and uncertainties include, but are not limited to, risks related to the expected timing and likelihood of completion of the pending merger, including the risk that the transaction may not close due to one or more closing conditions to the transaction not being satisfied or waived, such as regulatory approvals not being obtained, on a timely basis or otherwise, or that a governmental entity prohibited, delayed or refused to grant approval for the consummation of the transaction or required certain conditions, limitations or restrictions in connection with such approvals, or that the required approval of the merger agreement by the stockholders of Rite Aid was not obtained; risks related to the ability of Albertsons Companies and Rite Aid to successfully integrate the businesses; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement (including circumstances requiring Rite Aid to pay Albertsons Companies a termination fee pursuant to the merger agreement); the risk that there may be a material adverse change of Rite Aid or Albertsons Companies; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Rite Aid’s common stock, and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Rite Aid to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally; risks related to successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected; the risk that the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies; and risks associated with the financing of the proposed transaction. A further list and description of risks and uncertainties can be found in Rite Aid’s Annual Report on Form 10-K for the fiscal year ending March 4, 2017 filed with the Securities and Exchange Commission (“SEC”) and will be found in the Form S-4 that will be filed with the SEC by Albertsons Companies in connection with the proposed merger, and other documents that the parties may file or furnish with the SEC, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements relate only to the date they were made, and Rite Aid undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made except as required by law or applicable regulation.  All information regarding Rite Aid assumes completion of Rite Aid’s previously announced transaction with Walgreens Boots Alliance, Inc.  There can be no assurance that the consummation of such transaction will be completed on a timely basis, if at all.  For further information on such transaction, see Rite Aid’s Form 8-K filed with the SEC on February 8, 2018.

Additional Information and Where to Find It

In connection with the proposed strategic combination involving Rite Aid and Albertsons Companies Inc., Rite Aid and Albertsons Companies Inc. intend to file relevant materials with the SEC, including that Albertsons Companies Inc. will file a registration statement on Form S-4 that will include a proxy statement/prospectus to be distributed to Rite Aid stockholders.  Rite Aid will mail the proxy statement/prospectus and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT

INFORMATION.  RITE AID’S EXISTING PUBLIC FILINGS WITH THE SEC SHOULD ALSO BE READ, INCLUDING THE RISK FACTORS CONTAINED THEREIN.

Investors and security holders may obtain copies of the Form S-4, including the proxy statement/prospectus, as well as other filings containing information about Rite Aid, free of charge, from the SEC’s Web site (www.sec.gov). Investors and security holders may also obtain Rite Aid’s SEC filings in connection with the transaction, free of charge, from Rite Aid’s Web site (www.RiteAid.com) under the link “Investor Relations” and then under the tab “SEC Filings,” or by directing a request to Rite Aid, Byron Purcell, Attention:  Senior Director, Treasury Services & Investor Relations.  Copies of documents filed with the SEC by Albertsons Companies Inc. will be made available, free of charge, on Albertsons Companies’ website at www.albertsonscompanies.com.

Participants in Solicitation

Rite Aid, Albertsons Companies Inc. and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of Rite Aid common stock in respect of the proposed transaction. Information regarding Rite Aid’s directors and executive officers is available in its definitive proxy statement for Rite Aid’s 2017 annual meeting of stockholders filed with the SEC on June 7, 2017, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such definitive proxy statement. Information about the directors and executive officers of Albertsons Companies will be set forth in the Form S-4.  Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement/prospectus when it becomes available. These documents can be obtained free of charge from the sources indicated above. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.